Exhibit 99.1

THE MARCUS CORPORATION REPORTS FIRST QUARTER FISCAL 2021 RESULTS

Marcus Theatres and Marcus Hotels & Resorts both outperformed respective industries as recovery begins to take hold

Milwaukee, May 5, 2021 … The Marcus Corporation (NYSE: MCS) today reported results for the first quarter fiscal 2021 ended April 1, 2021.

First Quarter Fiscal 2021 Highlights

•	Total revenues for the first quarter of fiscal 2021 were $50,787,000 compared to total revenues of $159,460,000 for the first quarter of fiscal 2020.
•	Operating loss was $35,661,000 for the first quarter of fiscal 2021, compared to operating loss of $22,200,000 for the prior year quarter.
•	Net loss attributable to The Marcus Corporation was $28,130,000 for the first quarter of fiscal 2021, compared to net loss attributable to The Marcus Corporation of $19,352,000 for the same period in fiscal 2020.
•	Net loss per diluted common share attributable to The Marcus Corporation was $0.93 for the first quarter of fiscal 2021, compared to net loss per diluted common share attributable to The Marcus Corporation of $0.64 for the first quarter of fiscal 2020.
•	Adjusted net loss attributable to The Marcus Corporation was $29,069,000 for the first quarter of fiscal 2021, compared to Adjusted net loss attributable to The Marcus Corporation of $8,837,000 for the first quarter of fiscal 2020.

•	Adjusted net loss per diluted common share attributable to The Marcus Corporation was $0.96 for the first quarter of fiscal 2021, compared to Adjusted net loss per diluted common share attributable to The Marcus Corporation of $0.29 for the prior year quarter.
•	Adjusted EBITDA was a loss of $17,469,000 for the first quarter of fiscal 2021, compared to Adjusted EBITDA of $12,050,000 for the comparable prior year period.
•	Adjusted net loss attributable to The Marcus Corporation, Adjusted net loss per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company to eliminate a nonrecurring state government grant during the first quarter of fiscal 2021 and to eliminate the impact of certain nonrecurring property closure expenses and impairment charges during the first quarter of fiscal 2020.

“As we head further into 2021, the recovery is beginning to take hold, as evidenced by our improving operating performance compared to prior quarters,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Both of our operating businesses once again significantly outperformed their respective industries during the quarter. Significant progress administering the vaccine, improving conditions in our markets and growing consumer confidence are bringing more people back to our theatres, hotels and restaurants, although still at levels well below the norm. While it will take some time to return to pre-pandemic levels, the quality of our assets, the appealing experiences we provide and our continued focus on service and safety have positioned both Marcus Theatres and Marcus Hotels & Resorts for the continued recovery. We are encouraged by the improvements we are seeing and remain optimistic for the future.”

Marcus Theatres®

The first quarter began with 52% of theaters open due to state and local restrictions in several markets. As restrictions were lifted and several new films were released by movie studios, Marcus Theatres began reopening more theatres, and as of Friday, May 7, nearly 89% of theatres will be open, many with expanded operating days and hours. The expectation is that the majority of the remaining closed theatres will reopen by the end of May as more anticipated new films are released and demand returns.

The division’s operating loss in the first quarter of fiscal 2021 was favorably impacted by a nonrecurring state government grant of $1.3 million. Average concession revenues per person increased 16 percent compared to the first quarter of fiscal 2020, further contributing to the division’s improved results compared to recent quarters.

Marcus Theatres outperformed the industry by 9.0 percentage points during the fiscal 2021 first quarter, according to data received from Comscore. We believe this made Marcus Theatres the top performing theatre circuit during the quarter compared to the top 10 circuits in the United States. Sales attributable to Marcus Private Cinema exceeded expectations, helping to partially offset reduced traditional attendance and contributing to the division’s outperformance. Marcus Private Cinema is a program where guests can reserve an entire auditorium for up to 20 people, offering a safe, fun and stress-free social gathering opportunity for a flat fee.

“With restrictions loosening in markets like New York and California, studios are showing an increased willingness to begin releasing new films to theatres,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres. “The recent successes of ‘Godzilla vs. Kong,’ ‘Mortal Kombat’ and ‘Demon Slayer’ are particularly exciting, becoming the best performing films since the onset of the pandemic and underscoring the pent-up demand for out-of-home entertainment. Looking forward, we know Marcus Theatres has many significant advantages compared to our competitors, including what we believe is the highest percentage of recliner seating, proprietary large-format screens and food and beverage options in the industry. We look forward to welcoming even more guests back to the big screen at Marcus Theatres, including to the newly remodeled Mid Rivers Cinema in St. Peters, MO, which is reopening this Friday.”

Several films generated box office interest in the first quarter, including “Raya and the Last Dragon,” “Tom and Jerry,” “The Croods: A New Age,” “Wonder Woman 1984” and “The Little Things.” Highly anticipated films for the remainder of the fiscal 2021 second quarter include “Cruella,” “Quiet Place II,” “Conjuring: The Devil Made Me Do It,” “In the Heights” and “Fast & Furious 9.” The film slate for the remainder of 2021, which includes films such as “Black Widow,” “Space Jam: The New Legacy,” “Hotel Transylvania: Transformania,” “The Suicide Squad,” “Free Guy,” “Venom: Let There Be Carnage,” “Dune,” “No Time to Die,” “Top Gun: Maverick,” “West Side Story,” and “Spider Man: No Way Home,” is also expected to be very strong.

Marcus® Hotels & Resorts

While the first quarter is historically the slowest quarter of the fiscal year for Marcus Hotels & Resorts, the division’s operating loss improved significantly compared to the first quarter of fiscal 2020 due to strong cost controls across all properties and strong leisure demand. Improved operating performance at the Grand Geneva Resort & Spa in Lake Geneva, Wis., which saw record ski revenues during the quarter, contributed to the division’s improvement this quarter. Despite the challenges associated with operating during a pandemic, Marcus Hotels & Resorts outperformed the industry and its competitive sets by approximately eight and six percentage points, respectively.

“While the pandemic continues to impact both business and group travel, our results in the first quarter exceeded expectations,” said Michael Evans, president of Marcus Hotels & Resorts. “Demand continues to be driven by ‘drive-to leisure’ consumers as they seek opportunities to get away, change their scenery and do something new. And while business travel will likely remain limited in the near term, vaccination progress and improving conditions in our markets bodes well for a gradual increase in this market segment in the months ahead.”

Group pace for fiscal 2021 remains behind prior years at this same time, but bookings are increasing for later in 2021 and into 2022. That includes many cancelled group bookings due to COVID-19, which are rebooking for future dates.

Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong, with $213 million in cash and revolving credit availability at the end of the quarter.

“Our significant liquidity, combined with the receipt of expected income tax refunds and proceeds from the sale of surplus real estate, positions us to continue to meet our obligations as they come due and continue to sustain operations throughout fiscal 2021 and into 2022, even in the unlikely event our properties continue to generate significantly reduced revenues,” said Douglas Neis, executive vice president, chief financial officer and treasurer of The Marcus Corporation.

Early in the first quarter of fiscal 2021, the company received the remaining requested tax refunds from its fiscal 2019 return. In addition, the company filed income tax refund claims related to its fiscal 2020 tax return during the fiscal 2021 first quarter. The company continues to pursue select real estate sales, receiving proceeds from the sale of an equity interest in a joint venture during the first quarter and obtaining additional letters of intent or contracts for several other asset sales.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Wednesday, May 5, 2021 at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 9054694.

A telephone replay of the conference call will be available through Wednesday, May 12, 2021, by dialing 1-855-859-2056 and entering passcode 9054694. The webcast will be archived on the company’s website until its next earnings release.

Non-GAAP Financial Measures

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The company defines Adjusted net earnings (loss) attributable to The Marcus Corporation as net earnings (loss) attributable to The Marcus Corporation adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance and the tax effect related to those items. The company defines Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation as Adjusted net earnings (loss) attributable to The Marcus Corporation divided by diluted weighted average shares outstanding. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the attached tables.

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are key measures used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the company’s core operating performance and facilitate a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate industry competitors.

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are non-GAAP measures of the company’s financial performance and should not be considered as alternatives to net earnings (loss) or diluted earnings (loss) per share as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net earnings (loss) attributable to The Marcus Corporation and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net earnings (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA differ among companies in our industries, and therefore Adjusted net earnings (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,097 screens at 89 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 18 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related government restrictions and social distancing requirements and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the production of new movie content temporarily ceased and release dates for motion pictures have been postponed), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects of adverse economic conditions, including but not limited to, those caused by the COVID-19 pandemic, on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets once hotels and resorts have more fully reopened; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (11) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (12) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); and (13) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including developments related to the COVID-19 pandemic, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION

Consolidated Statements of Earnings (Loss)

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended
	April 1,	March 26,
	2021	2020
Revenues:
Theatre admissions	$10,685	$55,395
Rooms	9,044	16,989
Theatre concessions	9,919	45,930
Food and beverage	5,912	13,614
Other revenues	11,894	18,776
	47,454	150,704
Cost reimbursements	3,333	8,756
Total revenues	50,787	159,460

Costs and expenses:
Theatre operations	18,270	54,016
Rooms	5,265	9,655
Theatre concessions	4,496	22,211
Food and beverage	5,370	14,465
Advertising and marketing	2,549	5,390
Administrative	13,316	17,732
Depreciation and amortization	17,979	19,033
Rent	6,341	6,954
Property taxes	4,739	6,029
Other operating expenses	4,790	8,707
Impairment charges	-	8,712
Reimbursed costs	3,333	8,756
Total costs and expenses	86,448	181,660

Operating loss	(35,661)	(22,200)

Other income (expense):
Investment income (loss)	40	(695)
Interest expense	(4,843)	(2,516)
Other expense	(628)	(590)
Gain (loss) on disposition of property, equipment and other assets	2,204	(12)
Equity losses from unconsolidated joint ventures	-	(57)
	(3,227)	(3,870)

Loss before income taxes	(38,888)	(26,070)
Income tax benefit	(10,758)	(6,570)
Net loss	(28,130)	(19,500)
Net loss attributable to noncontrolling interests	-	(148)
Net loss attributable to The Marcus Corporation	$(28,130)	$(19,352)

Net loss per common share attributable to The Marcus Corporation - diluted	$(0.93)	$(0.64)

Weighted average shares outstanding - diluted	31,196	30,975

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Audited)
	April 1,		December 31,
	2021		2020
Assets:

Cash and cash equivalents	$6,013		$6,745
Restricted cash	6,890		7,343
Accounts receivable	6,572		6,359
Government grants receivable	-		4,913
Refundable income taxes	24,867	#	27,934
Assets held for sale	8,658		4,117
Other current assets	10,654		10,406
Property and equipment, net	828,240		848,328
Operating lease right-of-use assets	227,899		229,660
Other assets	106,036		108,373
Total Assets	$1,225,829		$1,254,178

Liabilities and Shareholders' Equity:

Accounts payable	$13,277		$13,158
Taxes other than income taxes	16,765		18,308
Other current liabilities	64,260		65,787
Short-term borrowings	83,259		87,194
Current portion of finance lease obligations	2,731		2,783
Current portion of operating lease obligations	18,914		19,614
Current maturities of long-term debt	11,361		10,548
Finance lease obligations	19,166		19,744
Operating lease obligations	228,493		230,550
Long-term debt	227,770		193,036
Deferred income taxes	20,131		33,429
Other long-term obligations	61,847		61,304
Equity	457,855		498,723
Total Liabilities and Shareholders' Equity	$1,225,829		$1,254,178

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended April 1, 2021
Revenues	$22,562	$28,125	$100	$50,787
Operating loss	(25,639)	(5,708)	(4,314)	(35,661)
Depreciation and amortization	12,786	5,127	66	17,979

13 Weeks Ended March 26, 2020
Revenues	$109,211	$50,160	$89	$159,460
Operating loss	(7,083)	(10,853)	(4,264)	(22,200)
Depreciation and amortization	13,510	5,412	111	19,033

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

THE MARCUS CORPORATION

Reconciliation of Adjusted net loss and Adjusted net loss per diluted common share

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 1,	March 26,
	2021	2020
Net loss attributable to The Marcus Corporation	$(28,130)	$(19,352)
Add (deduct):
Property closure expenses - theatres (a)	-	2,787
Property closure expenses - hotels (b)	-	2,730
Impairment charges (c)	-	8,712
Government grant (d)	(1,271)	-
Tax impact of adjustments to net earnings (e)	332	(3,714)
Adjusted net earnings (loss) attributable to The Marcus Corporation	$(29,069)	$(8,837)

Net loss per diluted common share attributable to The Marcus Corporation	$(0.93)	$(0.64)
Adjusted net loss per diluted common share attributable to The Marcus Corporation	$(0.96)	$(0.29)

(a)	Reflects nonrecurring costs (primarily payroll) related to the required closure of all of the company's movie theatres due to the COVID-19 pandemic.
(b)	Reflects nonrecurring costs (primarily payroll) related to the closure of the company's hotels and resorts due to reduced occupancy as a result of the COVID-19 pandemic.
(c)	Impairment charges related to intangible assets (trade name) and several theatre locations.
(d)	Reflects a nonrecurring state government grant awarded to our theatres for COVID-19 relief.
(e)	Represents the tax effect related to adjustments (a), (b), (c) and (d) to net earnings, calculated using a statutory tax rate of 26.1%.

Reconciliation of Net loss to Adjusted EBITDA

(Unaudited)

(In thousands)

	13 Weeks Ended
	April 1,	March 26,
	2021	2020
Net loss attributable to The Marcus Corporation	$(28,130)	$(19,352)
Add (deduct):
Investment income	(40)	695
Interest expense	4,843	2,516
Other expense	628	590
(Gain) loss on disposition of property, equipment and other assets	(2,204)	12
Equity losses from unconsolidated joint ventures	-	57
Net earnings (loss) attributable to noncontrolling interests	-	(148)
Income tax benefit	(10,758)	(6,570)
Depreciation and amortization	17,979	19,033
Share-based compensation expenses (a)	1,484	988
Property closure expenses - theatres (b)	-	2,787
Property closure expenses - hotels (c)	-	2,730
Impairment charges (d)	-	8,712
Government grant (e)	(1,271)	-
Adjusted EBITDA	$(17,469)	$12,050

(a)	Non-cash charges related to share-based compensation programs.
(b)	Reflects nonrecurring costs (primarily payroll) related to the required closure of all of the company's movie theatres due to the COVID-19 pandemic.
(c)	Reflects nonrecurring costs (primarily payroll) related to the closure of the company's hotels and resorts due to reduced occupancy as a result of the COVID-19 pandemic.
(d)	Impairment charges related to intangible assets (trade name) and several theatre locations.
(e)	Reflects a nonrecurring state government grant awarded to our theatres for COVID-19 relief.

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